PROMISSORY NOTE ASSIGNMENT & CONSENT AGREEMENT

(the "ASSIGNMENT")

THIS AGREEMENT is dated as of the February 19, 2014

AMONG:

FOSTER WILSON,

14605 Geronimo Trail
Reno NV 89521
United States

(the "Assignor")

AND:

JOACHIM CHAN

3256 West 22 Ave,
Vancouver, BC.
V6L 1N2
Canada.

(the "Assignee")

AND:

AMERICAN BONANZA GOLD CORP.,

A British Columbia company with registered and records offices at
1500-1055 West Georgia Street, Vancouver, BC V6E 4N7

(the "Debtor")

WHEREAS:

(A) By a Promissory Note dated December 4, 2012, amended April 4, 2013 between the Assignor and the Debtor, the Debtor issued a Promissory Note to the Assignor as described in Exhibit "A" attached hereto. (the "Agreement");

(B) The Assignee and the Assignor are arm length parties;

(C) The Assignor wishes to assign to the Assignee the Assignor's interest in the Agreement for all the outstanding principal and unpaid accrued interest of the term of the Agreement;

(D) The Debtor has been requested to consent to this Assignment of the Agreement to the Assignee;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. The Debtor hereby consents to this Assignment of the Agreement to the Assignee. This consent is given without prejudice to the Debtor's obligations under the Agreement and shall not be deemed to authorize any further or other assignment.

2. In consideration of the Assignor consenting to the Assignment of the Agreement the Assignee hereby covenants and agrees with the Assignor that it will pay and discharge all monies due and to become due between the Assignor and the Assignee.

3. The Debtor hereby covenants and agrees that, notwithstanding anything herein contained, the Debtor will remain bound to the Assignee the fulfilment of all of the terms, covenants and agreements contained in the Agreement.

4. The Assignee covenants with the Assignor and the Debtor and each of them that the Assignee shall bound to all the residue interest of the term of the Agreement.

5. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and each of the respective successors and assigns.

6. Each of the parties covenant and agree to do such acts and execute and deliver all such documents, conveyance and transfers as may be reasonably requested or required by the other party, in order to fully perform and carry out the terms of this Agreement.

7. This Agreement may be executed in counterparts and delivered by facsimile transmission and each counterpart, so delivered to the other party shall be binding on the parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement with effect as of the date first written above.

FOSTER WILSON
By its authorized signatory:

Per: ______________________________
Foster Wilson

Joachim Chan
By its authorized signatory:

Per: ______________________________
Joachim Chan

AMERICAN BONANZA GOLD CORP.
By its authorized signatory:

Per: ______________________________
Brian Kirwin
President and CEO